Exhibit 10.26

OWENS & MINOR, INC.
PERFORMANCE SHARE AWARD AGREEMENT

THIS PERFORMANCE SHARE AWARD AGREEMENT (“Agreement”) dated as of _____________ between Owens & Minor, Inc., a Virginia corporation (the “Company”), and James L. Bierman (“Participant”) is made pursuant to and subject to the provisions of the Company's 2005 Stock Incentive Plan (the “Plan”). All capitalized terms used in this Agreement that are not otherwise defined shall have the same meanings given to them in the Plan.

1.    Grant of Performance Share Award. In accordance with the Plan, on _____________ (the “Date of Grant”), the Company granted to the Participant, subject to the terms and conditions of the Plan and the terms and conditions set forth in this Agreement, ________ performance shares (the “Target Shares”), subject to adjustment as provided in Section 2 (the “Performance Shares”). The Participant will earn the Performance Shares to the extent that the requirements of Section 2 are satisfied. The Company will issue shares of Common Stock in accordance with Section 3 in settlement of the Performance Shares, if any, that the Participant earns in accordance with Section 2.

2.    Earning Performance Shares. This Section 2 determines the number of Performance Shares that the Participant may earn under this Agreement.

(a)
The Participant will earn Performance Shares based on achievement by the Company of the Performance Metrics (defined below) for fiscal year 2015. The number of Performance Shares earned by the Participant will be determined based upon application of the following formula to each Performance Metric in the table below:

(Performance Metric Achievement %) x (Weight) x (Target Shares)

Performance Metrics *	Weight	Threshold (50%)	Target (100%)	Maximum (200%)
Domestic Operating Earnings	50%	$_____	$_____	$______
International Operating Earnings	25%	$_____	$_____	$______
Medical Action Operating Earnings	25%	$_____	$_____	$______

* Amounts in thousands (except percentages).
Definitions:

“Domestic Operating Earnings” means the portion of the Company’s consolidated operating earnings attributable to its domestic segment, as consolidated operating earnings are presented in the Company’s consolidated audited financial statements for fiscal year 2015, adjusted to eliminate or exclude the effects of unusual or non-recurring items, including but not limited to, the effect of accounting and/or tax changes; tangible and intangible asset impairment charges; fees, expenses and charges associated with debt and/or equity financing transactions and merger and acquisition activity (including the purchase or sale of a business unit or its assets); gains/losses from asset sales not made in the ordinary course of business; retirement plan gains/losses; and gains/losses or charges associated with material litigation, regulatory, tax or insurance settlements. Adjustments to Domestic Operating Earnings for purposes of determining any Performance Shares earned hereunder shall be taken into account only to the extent that they are separately identified or quantified in the Company’s consolidated audited financial statements, the notes to the consolidated financial statements, “Management’s Discussion and Analysis” in the Company’s Annual Report on Form 10-K or in other Company filings with the Securities and Exchange Commission.

“International Operating Earnings” means the portion of the Company’s consolidated operating earnings attributable to its international segment, as consolidated operating earnings are presented in the Company’s consolidated audited financial statements for fiscal year 2015, adjusted for unusual or non-recurring items as provided in the definition of Domestic Operating Earnings; provided, however, that such result shall be as reported in Local Currency and translated to U.S. Dollars at a single, fixed exchange rate for each Local Currency for fiscal year 2014 rather than 2015. The single, fixed exchange rate for each Local Currency shall be the average annual rate at which the Local Currency income statement was translated for inclusion in the Company’s consolidated financial statements for fiscal year 2014.

“Medical Action Operating Earnings” means the portion of the Company’s consolidated operating earnings as presented in the Company’s consolidated audited income statement for fiscal year 2015 that are attributable to the Company’s domestic packaging operations, as domestic packaging operating earnings are presented in the Company’s unaudited internal financial statements, adjusted for unusual or non-recurring items as provided in the definition of Domestic Operating Earnings.

“Local Currency” means the currency in which each international entity conducts its primary business transactions and reports financial information for translation into U.S. Dollars and consolidation by the Company under U.S. generally accepted accounting principles.

“Performance Metric” means each of (i) Domestic Operating Earnings; (ii) International Operating Earnings and (iii) Medical Action Operating Earnings.

“Performance Metric Achievement %” means the percentage achievement of the Performance Metric relative to Threshold (50%), Target (100%) and Maximum (200%) in the table above where achievement levels between Threshold and Target and between Target and Maximum will be determined based on a straight line interpolation.

“Target Shares” means ______ shares.

“Weight” means, with respect to any Performance Metric, the applicable Weight specified in the table above.

Example: For fiscal 2015, Domestic Operating Earnings are $_________, International Operating Earnings are $___________ and Medical Action Operating Earnings are $_________.

•	50%% x __% x ______ = _____ Performance Shares

•	25% x __% x ______ = _____ Performance Shares

•	25% x __% x ______ = _____ Performance Shares

•	Total Performance Shares Earned = ______

(b)    Effect of Termination Prior to Issuance of Common Stock. Except as provided in subparagraphs (c), (d), (e) and (f) below, no Performance Shares will be earned if the Participant’s employment with, and service to, the Company and its Affiliates terminates or is terminated before January 1, 2016 or the date on which Common Stock is issued as provided in Section 3(b).

(c)    Death or Disability. This subparagraph (c) applies if the Participant’s employment with, and service to, the Company and its Affiliates terminates before January 1, 2016 or the date on which Common Stock is issued as provided in Section 3(b), on account of the Participant’s death or “total and permanent disability” (as defined in Section 22(e)(3) of the Code). In the event of the Participant’s death or “total and permanent disability” prior to January 1, 2016 or the date on which Common Stock is issued as provided in Section 3(b), the number of Performance Shares earned by the Participant shall equal the number determined in accordance with subparagraph (a).

(d)    Retirement. This subparagraph (d) applies if the Participant’s employment with, and service to, the Company and its Affiliates terminates before January 1, 2016 or the date on which Common Stock is issued as provided in Section 3(b), on account of the Participant’s “retirement” (defined below). In the event of the Participant’s retirement before January 1, 2016 or the date on which Common Stock is issued as provided in Section 3(b), the number of Performance Shares earned by the Participant shall equal the number determined in accordance with subparagraph (a). For purposes of this Agreement, retirement shall mean severance from the employment of the Company and its Affiliates (i) at or after the attainment of age 55 and after completing a number of years of service with the Company or its Affiliates that, when added to Participant’s age at the time of severance from employment, equals at least 65 or (ii) at or after the attainment of age 65.

(e)    Termination Without Cause. This subparagraph (e) applies if the Participant’s employment with, and service to, the Company and its Affiliates terminates before January 1, 2016 or the date on which Common Stock is issued as provided in Section 3(b), on account of the Participant’s termination by the Company or its Affiliates without “cause” (as defined in Section 4(c)(iv)(a) below). In the event the Participant’s employment with, and service to, the Company and its Affiliates is terminated by the Company and/or its Affiliates without “cause” before January 1, 2016 or the date on which Common Stock is issued as provided in Section 3(b), the number of Performance Shares earned by the Participant shall equal the number determined in accordance with subparagraph (a).

(f)    Change in Control. The Participant will earn the number of Performance Shares equal to Target Shares if there is a Change in Control before January 1, 2016 or the date on which Common Stock is issued as provided in Section 3(b).

3.    Settlement of Performance Shares. The Performance Shares will be settled in accordance with this Section 3.

(a)    Committee Certification. As soon as practicable after December 31, 2015 (but no later than March 15, 2016), the Committee will determine the number of Performance Shares that are earned under the provisions of Section 2. The Committee’s determination shall be set forth in writing, as part of the minutes of a meeting of the Committee, by unanimous consent or otherwise. Notwithstanding the preceding sentences, a written determination of the Committee shall not be required in the case of Performance Shares that are earned pursuant to the provisions of Section 2(f).

(b)    Issuance of Common Stock. As soon as practicable after the Committee’s certification under subparagraph (a) (but no later than March 15, 2016), the Committee shall issue shares of Common Stock under the Plan in settlement of the Performance Shares earned by the Participant. The number of shares of Common Stock issued shall equal the number of Performance Shares earned by the Participant. Notwithstanding the preceding sentences, if the Performance Shares are earned pursuant to the provisions of Section 2(f), the number of shares of Common Stock indicated in Section 2(f) shall be issued to the Participant on the Control Change Date.

(c)    Dividends. Upon issuance of shares of Common Stock in settlement of the Performance Shares earned by the Participant, the Company shall pay Participant in cash the amount of any dividends that would have been paid on the Performance Shares prior to settlement if the Performance Shares had been actual shares of Common Stock outstanding during the period from January 1, 2015 through December 31, 2015. No dividends will be paid on the Performance Shares if Common Stock is not earned and issued hereunder.

4.    Recoupment Policy. Notwithstanding any other provision in this Agreement to the contrary, the Stock Award and underlying Common Stock granted under this Agreement are subject to recoupment by the Company in accordance with the Company’s Policy on Recoupment of Executive Incentive Compensation in effect on the date of this Agreement, as such policy is interpreted and applied by the Company’s board of directors.

5.    Nontransferability. The Performance Shares are nontransferable except by will or by the laws of descent and distribution.

6.    Shareholder Rights. Except as otherwise specifically provided herein, the Participant shall not have any rights as a shareholder of the Company with respect to the Performance Shares. Upon the issuance of shares of Common Stock in settlement of the Performance Shares, the Participant shall have all of the rights of a shareholder of the Company with respect to those shares, including the right to vote the shares and to receive, free of all restrictions, ordinary cash dividends.

7.    Withholding. The Participant shall pay the Company any amount of taxes as may be necessary in the opinion of the Company to satisfy tax withholding required under the laws of any country, state, province, city or other jurisdiction, including but not limited to income taxes, capital gains taxes, transfer taxes, and social security contributions. In lieu thereof, the Company shall have the right to retain, from the shares of Common Stock to be issued under Section 3, the number of shares of Common Stock with Fair Market Value equal to the minimum amount required to be withheld. In any event, the Company shall have the right to deduct from all amounts paid to a Participant in cash (whether under the Plan or otherwise) any taxes required to be withheld. The Participant shall promptly notify the Company of any election made pursuant of Section 83(b) of the Code.

8.    No Right to Continued Employment. The award and settlement of the Performance Shares does not give Participant any right with respect to continuance of employment by the Company or an Affiliate, nor shall it interfere in any way with the right of the Company or an Affiliate to terminate his or her employment at any time.

9.    Change in Capital Structure. The number of Performance Shares and the performance criteria in Section 2 shall be adjusted as the Committee determines is equitably required in the event the Company effects one or more stock dividends, stock split-ups subdivisions or consolidations of shares, other similar changes in capitalization or such other events as are described in the Plan.

10.    Governing Law. This Agreement shall be governed by the laws of the Commonwealth of Virginia.

11.    Conflicts. In the event of any conflict between the provisions of the Plan as in effect on the Date of Grant and the provisions of this Agreement, the provisions of the Plan shall govern. All references herein to the Plan shall mean the plan as in effect on the Date of Grant.

12.    Participant Bound by Plan. Participant hereby acknowledges that a copy of the Plan has been made available to him or her and he or she agrees to be bound by all the terms and provisions of the Plan.

13.    Binding Effect. Subject to the limitations stated above and in the Plan, this Agreement shall be binding upon Participant and his or her successors in interest and the successors of the Company.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

OWENS & MINOR, INC.

By:_________________________________
Executive Chairman

____________________________________
James L. Bierman